Exhibit 99.1

For Immediate Release

Insys Therapeutics Reports Second Quarter 2014 Results

$55.7 Million in Net Revenue versus $18.8 Million in Q2 2013

Cash, Cash Equivalents, and Investments Up at the End of the Quarter to $75.3 million

Pharmaceutical Cannabinoid Program Advanced with Planned Submission of NDA for Dronabinol Oral Solution and Orphan Drug Designation for Two Potential Indications for Cannabidiol

PHOENIX, AZ – August 12, 2014 -- Insys Therapeutics, Inc. (NASDAQ: INSY) today announced its financial results for the three-month period ended June 30, 2014. Second quarter 2014 highlights include:

●	Total net revenue increased to $55.7 million versus $18.8 million for the second quarter of 2013;

●	Revenues from Subsys® (fentanyl sublingual spray) were $54.6 million, up 195% compared with second quarter 2013 sales of $18.5 million;

●

Net income increased to $9.5 million, or $0.28 per basic and $0.26 per diluted share, compared to net income of $4.5 million, or $0.18 per basic and $0.17 per diluted share, for the second quarter of 2013;

●	Non-GAAP adjusted net income grew to $0.58 per diluted share compared to $0.24 per diluted share for the second quarter of 2013;

●	Cash, cash equivalents and investments increased by $18.1 million to $75.3 million as of June 30, 2014, compared to $57.2 million as of March 31, 2014;

●

On track to submit a New Drug Application (NDA) for Dronabinol Oral Solution during the third quarter of 2014 and at least four Investigational New Drug (IND) applications with the Food and Drug Administration (FDA) in the second half of 2014; and,

●

Advanced our pharmaceutical cannabinoid program: received Orphan Drug Designation for use of CBD as a potential treatment for Lennox-Gastaut Syndrome and Dravet Syndrome, two rare forms of pediatric-onset epilepsy.

“The continued growth of our business has enabled us to deliver increased revenue, largely driven by the successful execution of our Subsys strategy, strengthening our cash position and increasing our financial flexibility. In spite of an overall decline in the TIRF market in the second quarter, we had double-digit growth in Subsys scripts and anticipate that Subsys revenue will continue to grow. We also achieved multiple significant milestones with our pharmaceutical cannabinoid pipeline products, providing us with a robust platform for future growth,” said Michael L. Babich, President and Chief Executive Officer.

“We remain on track to submit the NDA for our proprietary Dronabinol Oral Solution, in the third quarter of 2014. Assuming FDA approval, we believe our formulation will provide cancer and AIDS patients with several advantages over the currently available gelatin capsules and a GMP alternative to medical marijuana. Currently, the market for generic Marinol is estimated at $150 million and our product would be the only branded one competing in this market. With 70 percent of generic dronabinol prescriptions written by approximately 8,000 healthcare providers, and prescriptions growing organically at a rate of four percent annually, the approval of this novel formulation would create an opportunity to satisfy a growing unmet medical need. Once launched, we believe we have the potential to capture a significant share in a manner similar with what we’ve been able to achieve with Subsys.”

Insys Therapeutics Reports Second Quarter 2014 Results	Page 2
August 12, 2014

“We are also advancing our CBD candidate, for which the FDA granted Orphan Status in the treatment of Lennox-Gastaut Syndrome and Dravet Syndrome, aggressively pursuing CBD in these indications and exploring its application in other areas of unmet medical need. Additionally, we have made great progress in our sublingual spray candidates. We filed an IND for buprenorphine for pain, with an End-of-Phase II Meeting scheduled in the fourth quarter of this year. We also plan to file INDs for buprenorphine/naloxone for opioid dependence, ondansetron for nausea and vomiting, and sildenafil for erectile dysfunction,” Babich added.

Second Quarter 2014 Financial Results

Total net revenue for the second quarter of 2014 was $55.7 million compared to $18.8 million for the second quarter of 2013, an increase of 196%. A summary of total revenue is outlined below (in millions):

	Three Months Ended June 30,		Increase
	2014	2013	(Decrease)
Product sales, net
Subsys	$54.6	$18.5	$36.1
Dronabinol SG Capsule	1.1	0.3	0.8
Total net revenue	$55.7	$18.8	$36.9

Gross margin was 88% for the second quarter of 2014 compared with 86% for the second quarter of 2013. The increase in gross margin was due primarily to the continued shift in sales mix toward Subsys, which has higher margins than Dronabinol SG Capsule.

Sales and marketing expense was $14.1 million during the second quarter of 2014, compared to $6.3 million for the second quarter of 2013. The increase was a result of higher sales compensation expenses associated with the increase in sales of Subsys and increased marketing expenses during the second quarter of 2014.

Research and development expense increased to $9.2 million for the second quarter of 2014, compared to $1.9 million for the second quarter of 2013, primarily as a result of a pipeline development investment during 2014 and a non-cash equity compensation expense of $3.1 million in connection with the departure of the former Chief Medical Officer.

General and administrative expense increased to $10.7 million for the second quarter of 2014, compared to $2.8 million for the second quarter of 2013, primarily resulting from costs incurred in connection with increased administrative infrastructure to support the growth of Subsys sales, expenses related to various legal matters, and corporate costs associated with being a public company.

Income tax expense was $5.7 million for the second quarter of 2014, compared with $375 thousand in the prior year quarter, reflecting an effective corporate tax rate of 37.8%.

Net income for the second quarter of 2014 was $9.5 million, or $0.28 per basic and $0.26 per diluted share, compared to net income of $4.5 million, or $0.18 per basic and $0.17 per diluted share, for the second quarter of 2013. Non-GAAP adjusted net income for the second quarter of 2014 was $20.9 million, or $0.58 per diluted share, compared to non-GAAP adjusted net income of $6.2 million, or $0.24 per diluted share, in the prior year quarter. The reconciliation of net income to Non-GAAP adjusted net income is included at the end of this press release.

Liquidity
The Company had $75.3 million in cash, cash equivalents, and short-term and long-term investments, $19.1 million in working capital (excluding cash, cash equivalents, and short-term investments), no debt, and $121.5 million in stockholders' equity as of June 30, 2014.

Insys Therapeutics Reports Second Quarter 2014 Results	Page 3
August 12, 2014

Subsequent Events

Pipeline Developments

Insys significantly advanced development of its product pipeline as follows:

●

FDA granted Insys Orphan Drug Designation for use of CBD as a potential treatment for both Lennox-Gastaut Syndrome and Dravet Syndrome, two rare forms of epilepsy in children. Insys plans to file an IND for CBD in the second half of 2014.

●	Insys intends to submit an NDA for Dronabinol Oral Solution during the third quarter of 2014.
●	Insys successfully filed an IND for buprenorphine for pain and intends to conduct an End-of-Phase II Meeting at the end of the fourth quarter of 2014.
●

Insys remains on track to file INDs in buprenorphine/naloxone for opioid dependence and ondansetron for nausea and vomiting in the fourth quarter of 2014. In addition, Insys now intends to file an IND for sildenafil for erectile dysfunction in 2014.

Conference Call

Insys management will host its fourth quarter and year end conference call as follows:

Date	Tuesday, August 12, 2014
Time	11:00 EDT
Telephone	888-500-6950 (U.S.) or 719-457-2085 (International)
Access code	2350568
Webcast (live and archive)	www.insysrx.com or click here

A telephone replay will be available shortly after the completion of the call for two weeks at 888-203-1112 (U.S.) or 719-457-0820 (International), passcode 2350568.

About Insys Therapeutics, Inc.

Insys Therapeutics is a specialty pharmaceutical company that develops and commercializes innovative drugs and novel drug delivery systems of therapeutic molecules that improve the quality of life of patients. Using its proprietary sublingual spray technology and its capability to develop pharmaceutical cannabinoids, the company addresses the clinical shortcomings of existing commercial products. The company currently markets two products, Subsys, which is sublingual Fentanyl spray for breakthrough cancer pain, and a generic version of Dronabinol (THC) capsules. The company plans to file a New Drug Application (NDA) for an oral liquid formulation of Dronabinol in the third quarter of 2014 and believes the oral solution formulation has distinct advantages over the current formulation of dronabinol in a soft gel capsule. The company is developing a pipeline of sublingual sprays, as well as pharmaceutical cannabidiol.

Insys Therapeutics Reports Second Quarter 2014 Results	Page 4
August 12, 2014

Forward-Looking Statements

This press release contains forward-looking statements regarding our pharmaceutical Cannabinoid program; the timing of the planned NDA submission for Dronabinol Oral Solution; our expectations related to the filing of Investigational New Drug Applications with the Food and Drug Administration in the second half of 2014 and related timelines, including INDs for buprenorphine for pain, buprenorphine/naloxone for opioid dependence, ondansetron for nausea and vomiting, and sildenafil for erectile dysfunction and the scheduling of an End-of-Phase II Meeting related to buprenorphine for pain; and, our belief that our Dronabinol Oral Solution formulation will provide cancer and AIDS patients with several advantages over the currently available gelatin capsules and an alternative to medical marijuana.  These forward-looking statements are based on management's expectations and assumptions as of the date of this press release, and actual results may differ materially from those in these forward-looking statements as a result of various factors, many of which are beyond our control.  These factors include, but are not limited to risks regarding:  our dependence on sales of Subsys and Dronabinol; market acceptance, including by third-party payors, of our products; the success of our marketing strategies; our early stage of commercialization and history of net losses; our ability to manage growth in our business; our ability to obtain acceptance for filing of our NDA for Dronabinol Oral Solution; our ability to obtain regulatory approval for Dronabinol Oral Solution; manufacturing failures; challenges relating to our construction and operation of a second dronabinol manufacturing facility; our limited manufacturing capabilities and our reliance on third parties in our product supply chain; delays in manufacturing or interruption of our sublingual spray delivery system; competition; our ability to achieve and maintain adequate levels of third-party payor and reimbursement coverage for sales of our products; our reliance on wholesale pharmaceutical distributors for sales of our products through to the retail distribution channel; our reliance on third parties for the performance of services relating to Subsys, including invoicing, storage and transportation; our ability to develop a pipeline of product candidates; our failure to obtain or maintain Schedule III classification for our dronabinol products; failure of our clinical trials to demonstrate acceptable levels of safety and efficacy; expenses, delays, changes and terminations that could adversely affect the design and implementation of our clinical trials; reliance on third parties to conduct and oversee our clinical trials; acceptance by the FDA our data from our clinical trials conducted outside the United States; risks and uncertainties associated with starting materials sourced from India; our ability to meet Section 505(b)(2) regulatory approval pathways or requirements for our product candidates; annual DEA quotas on the amount of dronabinol allowed to be produced in the United States; our failure to successfully acquire, develop or market additional product candidates; our ability to retain key management and other personnel; employee misconduct and improper activities; our ability to utilize our net operating loss and research and development tax credit carry forwards; the adverse impacts of strategic transactions; our exposure to product liability claims; our ability to comply with environmental laws relating to our use of hazardous materials; accounting estimates; security system failures; natural disasters; our significant operating losses and need for potential additional funding; restrictions on our business imposed by our credit facility; market fluctuation and economic conditions; our failure to comply with federal and state healthcare laws, including fraud and abuse and health information privacy and security laws; the regulatory impact on our existing Subsys and Dronabinol products as well as our future product candidates; undesirable side effects of our products and the potential for post-approval regulatory action relating to such side effects; the impact of changes in policies and funding resulting from healthcare reform measures, including the impact on the funding, staffing and leadership of the FDA and other agencies; our ability to obtain and enforce patent rights or other intellectual property rights that cover our products and product candidates; the potential for rescission of invention assignments existing in favor of the Company from its employees, including the potential for rescission of invention rights resulting from a current lawsuit between Insys Pharma and Santosh Kottayil; costs of litigation and our ability to protect our intellectual property rights; our exposure to litigation relating to infringement suits against the Company; our exposure to claims that our employees or independent contractors have wrongfully used or disclosed to the Company trade secrets of their other clients or former employers; our compliance with the procedural, document submission, fee payment and other requirements needed to apply for patents; control over the Company by our founder, Executive Chairman and principal stockholder; fluctuation in the price of our common stock; lack of, or inaccurate, published research about the Company; the impact of future sales of our common stock or securities convertible into our common stock; the effect of anti-takeover provisions in our charter documents and under Delaware law; the impact of our abbreviated disclosures as allowed by the JOBS Act because of our status as an “emerging growth company”; our intention to not pay dividends in the foreseeable future; our failure to remediate significant deficiencies or material weaknesses in our internal control over financial reporting and related compliance with SEC and stock exchange listing standards; and the costs and management distraction resulting from being a public company.  For a further description of these and other risks facing the Company, please see the risk factors described in our filings with the United States Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2013 and any subsequent updates that may occur in our Quarterly Reports on Form 10-Q.  Forward-looking statements speak only as of the date of this press release and we undertake no obligation to update or revise these statements, except as may be required by law.

Non-GAAP Financial Measures

In addition to reporting all financial information required in accordance with generally accepted accounting principles (GAAP), Insys is also reporting Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share, which are non-GAAP financial measures. Since Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share are not GAAP financial measures, they should not be used in isolation or as a substitute for consolidated income statements and cash flow data prepared in accordance with GAAP. In addition, Insys’ definitions of Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share may not be comparable to similarly titled non-GAAP financial measures reported by other companies. For a full reconciliation of Adjusted EBITDA and Adjusted net income to GAAP net income, please see the attachments to this earnings release.

Adjusted EBITDA, as defined by the Company, is calculated as follows:

Net income, plus:

●	Interest income (expense), net
●	Provision for income taxes
●	Depreciation and amortization
●	Non-cash stock compensation expense

Insys Therapeutics Reports Second Quarter 2014 Results	Page 5
August 12, 2014

The Company believes that Adjusted EBITDA can be a meaningful indicator, to both Company management and investors, of the past and expected ongoing operating performance of the Company. EBITDA is a commonly used and widely accepted measure of financial performance. Adjusted EBITDA is deemed by the Company to be a useful performance indicator because it includes an add-back of non-cash operating expenses that may be subject to uncontrollable factors not reflective of the Company’s true operational performance.

Adjusted net income, as defined by the Company, is calculated as follows:

Net income:

●	Plus, the recorded provision for income taxes
●	Plus, non-cash expenses, such as stock compensation expense and non-cash interest
●	Minus, an estimated cash tax provision, net of the benefit from utilizing NOL carry-forwards.

Adjusted net income per diluted share is equal to Adjusted net income divided by the diluted share count for the applicable period.

The Company believes that Adjusted net income and Adjusted net income per diluted shares are meaningful financial indicators, to both Company management and investors, in that they exclude non-cash income and expense items.

While the Company uses Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share in managing and analyzing its business and financial condition and believes these non-GAAP financial measures to be useful to investors in evaluating the Company’s performance, each of these financial measures has certain shortcomings. Adjusted EBITDA does not take into account the impact of capital expenditures on either the liquidity or the GAAP financial performance of the Company and likewise omits share-based compensation expenses, which may vary over time and may represent a material portion of overall compensation expense. Adjusted net income does not take into account non-cash expenses that reflect the amortization of past expenditures, or include stock-based compensation, which is an important and material element of the Company’s compensation package for its directors, officers and other key employees. As a result of the inherent limitations of each of these non-GAAP financial measures, the Company’s management utilizes comparable GAAP financial measures to evaluate the business in conjunction with Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share and encourages investors to do likewise.

Contacts: Darryl S. Baker Chief Financial Officer Insys Therapeutics, Inc. 602-910-2617	Lisa M. Wilson President In-Site Communications, Inc. 212-452-2793

-- Financial tables follow --

Insys Therapeutics Reports Second Quarter 2014 Results	Page 6
August 12, 2014

INSYS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net revenue	$55,696	$18,821	$97,332	$29,880
Cost of revenue	6,555	2,594	11,328	4,358
Gross profit	49,141	16,227	86,004	25,522

Operating expenses:
Sales and marketing	14,077	6,331	25,695	10,754
Research and development	9,189	1,921	13,197	3,611
General and administrative	10,689	2,787	19,257	5,149
Total operating expenses	33,955	11,039	58,149	19,514

Income from operations	15,186	5,188	27,855	6,008
Other income (expense),net	-	6	2	2
Interest income (expense), net	26	(272)	43	(945)
Income before income taxes	15,212	4,922	27,900	5,065
Income tax expense	5,747	375	10,777	375
Net income	$9,465	$4,547	$17,123	$4,690

Net income per common share:
Basic	$0.28	$0.18	$0.50	$0.24
Diluted	$0.26	$0.17	$0.47	$0.23

Shares used in computing net income per common share:
Basic	34,298,326	24,972,357	33,932,371	19,524,843
Diluted	36,336,577	26,058,102	36,547,822	20,582,906

Insys Therapeutics Reports Second Quarter 2014 Results	Page 7
August 12, 2014

INSYS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	June 30,	December 31,
	2014	2013
ASSETS:
Cash and cash equivalents including restricted cash	$46,139	$45,782
Short-term investments	8,599	-
Accounts receivable, net	15,687	16,313
Inventories	24,706	14,528
Prepaid expenses and other current assets	7,083	5,527
Long-term investments	20,560	-
Other non-current assets	27,092	18,408
Total assets	$149,866	$100,558

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):
Accounts payable and accrued expenses	$28,334	$21,081
Stockholders' equity	121,532	79,477
Total liabilities and stockholders' equity	$149,866	$100,558

Insys Therapeutics Reports Second Quarter 2014 Results	Page 8
August 12, 2014

INSYS THERAPEUTICS, INC.

RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED EBITDA

(In thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net income	$9,465	$4,547	$17,123	$4,690
Adjustments to arrive at EBITDA:
Interest (income) expense, net	(26)	272	(43)	945
Income tax expense	5,747	375	10,777	375
Depreciation and amortization expense	584	436	1,107	865
EBITDA	15,770	5,630	28,964	6,875
Non-cash stock compensation expense	5,731	1,345	8,187	2,404
Adjusted EBITDA	$21,501	$6,975	$37,151	$9,279

INSYS THERAPEUTICS, INC.

RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED NET INCOME

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net income	$9,465	$4,547	$17,123	$4,690
Income tax expense	5,747	375	10,777	375
Income before income taxes	15,212	4,922	27,900	5,065
Adjustments to arrive at Adjusted net income:
Non-cash stock compensation expense	5,731	1,345	8,187	2,404
Non-cash interest expense	-	262	-	900
Adjusted income before income taxes	20,943	6,529	36,087	8,369
Adjusted income tax provision	-	375	-	375
Adjusted net income	$20,943	$6,154	$36,087	$7,994

Adjusted net income per diluted share	$0.58	$0.24	$0.99	$0.39

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